Exhibit 99.1
Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549
News Release
Intel Reports Third-Quarter 2021 Financial Results
News Summary
▪Third-quarter GAAP revenue of $19.2 billion, up 5% year over year (YoY), and non-GAAP revenue of $18.1 billion, up 5% YoY. Achieved all-time record revenue in Intel's Internet of Things Group (IOTG) and record third-quarter revenue in the Data Center Group (DCG) and Mobileye businesses.
▪Third-quarter GAAP earnings-per-share (EPS) was $1.67; non-GAAP EPS was $1.71, which exceeded July guidance by $0.61. Exceeded July guidance for EPS and gross margin.
▪Raising full-year 2021 EPS and gross margin guidance. Now expecting GAAP EPS of $4.50 and non-GAAP EPS of $5.28 and GAAP gross margin of 55% and non-GAAP gross margin of 57%1.
▪Intel CFO George Davis announced plans to retire in May 2022.
SANTA CLARA, Calif., October 21, 2021 -- Intel Corporation today reported third-quarter 2021 financial results.
“Q3 shone an even greater spotlight on the global demand for semiconductors, where Intel has the unique breadth and scale to lead. Our focus on execution continued as we started delivering on our IDM 2.0 commitments. We broke ground on new fabs, shared our accelerated path to regain process performance leadership, and unveiled our most dramatic architectural innovations in a decade. We also announced major customer wins across every part of our business,” said Pat Gelsinger, Intel CEO. “We are still in the early stages of our journey, but I see the enormous opportunity ahead, and I couldn’t be prouder of the progress we are making towards that opportunity.”
Q3 2021 Financial Highlights

	GAAP			Non-GAAP
	Q3 2021	Q3 2020	vs. Q3 2020	Q3 2021	Q3 2020	vs. Q3 2020
Revenue ($B)	$19.2	$18.3	up 5%	$18.1	$17.3	up 5%
Gross Margin	56.0%	53.1%	up 2.9 ppt	57.8%	56.5%	up 1.3 ppt
R&D and MG&A ($B)	$5.5	$4.7	up 16%	$5.3	$4.5	up 17%
Operating Margin	27.2%	27.6%	down 0.4 ppt	28.8%	30.4%	down 1.7 ppt
Tax Rate	0.5%	15.2%	down 14.7 ppt	0.4%	15.4%	down 15 ppt
Net Income ($B)	$6.8	$4.3	up 60%	$7.0	$4.5	up 54%
Earnings Per Share	$1.67	$1.02	up 64%	$1.71	$1.08	up 59%
In the third quarter, the company generated $9.9 billion in cash from operations and paid dividends of $1.4 billion.
Intel CFO George Davis announced plans to retire from Intel in May 2022. He will continue to serve in his current role while Intel conducts a search for a new CFO and until his successor is appointed.
1 Non-GAAP results and business outlook exclude the NAND memory business, which is subject to a pending divestiture. Year-over-year non-GAAP comparisons also exclude NAND from 2020 results. Full reconciliations between GAAP and non-GAAP measures are provided below.

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Business Unit Summary

Key Business Unit Revenue and Trends	Q3 2021	vs. Q3 2020
CCG	$9.7 billion	down	2%
DCG	$6.5 billion	up	10%
Internet of Things
IOTG	$1.0 billion	up	54%
Mobileye	$326 million	up	39%
NSG	$1.1 billion	down	4%
PSG	$478 million	up	16%
Third-quarter revenue was led by strong recovery in the Enterprise portion of DCG and in IOTG, which saw higher demand amid recovery from the economic impacts of COVID-19. The Client Computing Group (CCG) was down due to lower notebook volumes due to industry-wide component shortages, and on lower adjacent revenue, partially offset by higher average selling prices (ASPs) and strength in desktop.
Business Highlights
▪Selected by the U.S. government to provide commercial foundry services for the government’s RAMP-C program.
▪Announced Amazon as first customer to use Intel Foundry Services’ packaging services, and a partnership with Qualcomm to use the future Intel 20A process technology.
▪Broke ground on two new leading-edge chip factories at Intel’s Ocotillo campus in Chandler, Arizona, three months ahead of schedule.
▪Shared process and packaging roadmap updates for delivering five nodes within four years, putting Intel on a path to restore process performance per watt parity in 2024 and leadership in 2025 with key process innovations, including RibbonFET and PowerVia. Also introduced new advanced packaging technologies, Foveros Omni and Foveros Direct, for 2023.
▪Detailed Intel’s biggest architectural shifts in a generation with the first in-depth look at Alder Lake, our first performance hybrid architecture with two new generations of x86 cores; Sapphire Rapids, our new standard-setting data center architecture; our new discrete gaming graphics processing unit architecture; new infrastructure processing units; and Ponte Vecchio, our tour-de-force GPU architecture with Intel’s highest ever compute density to accelerate AI, HPC, and advanced analytics workloads.
▪Introduced the new Intel Arc brand for our upcoming high-performance graphics products, covering hardware and software, and services.
▪Introduced four new Intel Core processor-based Surface design wins with Microsoft, including the first Surface device to be Intel® Evo™ platform verified, and two designs that bring Thunderbolt connectivity to the Surface lineup.
▪Announced availability of the 3rd Gen Intel® Xeon® Scalable processor (Ice Lake) for AWS customers via the new Amazon Elastic Compute Cloud (Amazon EC2) M6i instances and for Google Cloud customers via the new Compute Engine N2
▪Announced U.S. Department of Energy selected next-generation Intel Xeon Scalable processors (Sapphire Rapids) to power supercomputers.
▪Announced strategic global partnerships with ZEEKR and Sixt SE and additional plans to unveil Mobileye’s robotaxi equipped with the Mobileye Drive™ system.
▪Introduced second-generation neuromorphic research chip, Loihi 2, fabricated with a pre-production version of the Intel 4 process.
As part of its IDM 2.0 strategy, Intel will be making a series of product and technology announcements at its upcoming Innovation virtual event on October 27-28, 2021. The conference is designed for developers, industry insiders, and will feature technical sessions on Intel's AI, 5G, edge, cloud connectivity, and client applications. Join the public webcast and follow the news at newsroom.intel.com at 9 a.m. PDT on Wednesday, October 27th, 2021.
Additional information regarding Intel’s results can be found in the Q3'21 Earnings Presentation available at:
www.intc.com.

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Business Outlook
Intel's guidance for the fourth quarter and full year includes both GAAP and non-GAAP estimates. Our non-GAAP measures exclude the NAND memory business, which is subject to a previously-announced pending sale, as well as certain other items. Reconciliations between GAAP and non-GAAP financial measures are included below.

Q4 2021	GAAP	Non-GAAP
	Approximately	Approximately
Revenue	$19.2 billion	$18.3 billion
Gross Margin	51.4%	53.5%
Tax rate	37%	13%
Earnings per share	$0.78	$0.90

Full-Year 2021	GAAP	Non-GAAP
	Approximately	Approximately
Revenue	$77.7 billion	$73.5 billion
Gross Margin	55%	57%
Tax rate	15%	9%
Earnings per share	$4.50	$5.28
Full-year capital spending	$18.0-19.0 billion	$18.0-19.0 billion^
Free cash flow	N/A	$12.5 billion
Actual results may differ materially from Intel’s Business Outlook as a result of, among other things, the factors described under “Forward-Looking Statements” below.
Earnings Webcast
Intel will hold a public webcast at 2 p.m. PDT today to discuss the results for its third quarter of 2021. The live public webcast can be accessed on Intel's Investor Relations website at www.intc.com. The Q3'21 Earnings Presentation, webcast replay, and audio download will also be available on the site.
Intel plans to report its earnings for the fourth quarter of 2021 on January 26, 2022 promptly after close of market; related materials will be available at www.intc.com. A public webcast of Intel’s earnings conference call will follow at 2 p.m. PDT at www.intc.com.
Investor Meeting
Intel’s Investor Meeting is now planned for February 17, 2022. On today’s earnings webcast, Intel will provide additional information regarding its long-term outlook and plans.

^ No adjustment on a non-GAAP basis.

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Forward-Looking Statements
Intel’s Business Outlook and other statements in this release that refer to future plans and expectations are forward-looking statements that involve a number of risks and uncertainties. Words such as "anticipates," "expects," "intends," "goals," "plans," "guidance," "believes," "seeks," "estimates," "continues," "committed," "on-track," "may," "will," "would," "should," "could," "accelerate," "ramp," "deliver," "path," "roadmap," "progress," "forecast," "likely," "future," "potential," "positioned," "increasing," "opportunity," "upcoming" and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements that refer to or are based on estimates, forecasts, projections, uncertain events or assumptions, including statements relating to Intel's strategy; manufacturing expansion and investment plans; plans and goals related to Intel’s foundry business; supply expectations, including regarding industry shortages and sufficiency of future supply; pending transactions, including the pending sale of our NAND memory business; total addressable market (TAM) and market opportunity; business plans and financial expectations; future macroeconomic conditions; future legislation; future impacts of the COVID-19 pandemic; future products, technology, and services, and the expected availability and benefits of such products, technology, and services, including product ramps, manufacturing goals, plans, timelines, and future progress, future process nodes and technologies including Intel 20A, RibbonFET, and PowerVia, process performance parity and leadership expectations, future product architectures, Alder Lake, Sapphire Rapids, and future GPU and IPU products; expectations regarding customers, including with respect to designs, wins, orders, and partnerships; projections regarding competitors; and anticipated trends in our businesses or the markets relevant to them, including with respect to future demand and industry growth, also identify forward-looking statements. All forward-looking statements included in this release are based on management's expectations as of the date of this release and, except as required by law, Intel disclaims any obligation to update these forward-looking statements to reflect future events or circumstances. Forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Intel presently considers the following to be among the important factors that can cause actual results to differ materially from the company's expectations.
▪Demand for Intel's products is highly variable and can differ from expectations due to factors including changes in business and economic conditions; customer confidence or income levels, and the levels of customer capital spending; the introduction, availability, and market acceptance of Intel's products, products used together with Intel products, and competitors' products; competitive and pricing pressures, including actions taken by competitors; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; changes in customer needs and emerging technology trends; and changes in the level of inventory and computing capacity at customers.
▪Intel's results can vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources, including as a result of ongoing industry shortages of components and substrates; product manufacturing quality/yields; and changes in capital requirements and investment plans. Variations in results can also be caused by the timing of Intel product introductions and related expenses, including marketing programs, and Intel's ability to respond quickly to technological developments and to introduce new products or incorporate new features into existing products, as well as decisions to exit product lines or businesses, which can result in restructuring and asset impairment charges.
▪Intel's results can be affected by adverse economic, social, political, regulatory, and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including recession or slowing growth, military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns (including the COVID-19 pandemic), fluctuations in currency exchange rates, sanctions and tariffs, political disputes, changes in government grants and incentives, and continuing uncertainty regarding social, political, immigration, and tax and trade policies in the U.S. and abroad. Results can also be affected by the formal or informal imposition by countries of new or revised export and/or import and doing-business regulations, including changes or uncertainty related to the U.S. government entity list and changes in the ability to obtain export licenses, which can be changed without prior notice.

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▪The COVID-19 pandemic has previously adversely affected significant portions of Intel's business and could have a material adverse effect on Intel's financial condition and results of operations. The pandemic has resulted in authorities imposing numerous measures to try to contain the virus. These measures have impacted and may further impact our workforce and operations, the operations of our customers, and those of our respective vendors, suppliers, and partners. Restrictions on our manufacturing or support operations or workforce, or similar limitations for our vendors and suppliers, can impact our ability to meet customer demand and could have a material adverse effect on us. Restrictions or disruptions of transportation, or disruptions in our customers’ operations and supply chains, may adversely affect our results of operations. The pandemic has caused us to modify our business practices. There is no certainty that such measures will be sufficient to mitigate the risks posed by the virus, and illness and workforce disruptions could lead to unavailability of our key personnel and harm our ability to perform critical functions. The pandemic has significantly increased economic and demand uncertainty. Demand for our products could be materially harmed in the future. The pandemic could lead to increased disruption and volatility in capital markets and credit markets, which could adversely affect our liquidity and capital resources. The degree to which COVID-19 impacts our results will depend on future developments, which are highly uncertain. The impact of the pandemic can also exacerbate other risks discussed in this section.
▪Intel operates in highly competitive industries and its operations have high costs that are either fixed or difficult to reduce in the short term. In addition, we have entered new areas and introduced adjacent products, such as our intention to become a major provider of foundry services, and we face new sources of competition and uncertain market demand or acceptance of our offerings with respect to these new areas and products, and they do not always grow as projected.
▪Intel's expected tax rate is based on current tax law, including current interpretations of the Tax Cuts and Jobs Act of 2017 (TCJA), and current expected income and can be affected by changes in interpretations of TCJA and other laws; changes in the volume and mix of profits earned and location of assets across jurisdictions with varying tax rates; changes in the estimates of credits, benefits, and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.
▪Intel's results can be affected by gains or losses from equity securities and interest and other, which can vary depending on gains or losses on the change in fair value, sale, exchange, or impairments of equity and debt investments, interest rates, cash balances, and changes in fair value of derivative instruments.
▪Product defects or errata (deviations from published specifications) can adversely impact our expenses, revenues, and reputation.
▪We or third parties regularly identify security vulnerabilities with respect to our processors and other products as well as the operating systems and workloads running on them. Security vulnerabilities and any limitations of, or adverse effects resulting from, mitigation techniques can adversely affect our results of operations, financial condition, customer relationships, prospects, and reputation in a number of ways, any of which may be material, including incurring significant costs related to developing and deploying updates and mitigations, writing down inventory value, a reduction in the competitiveness of our products, defending against product claims and litigation, responding to regulatory inquiries or actions, paying damages, addressing customer satisfaction considerations, or taking other remedial steps with respect to third parties. Adverse publicity about security vulnerabilities or mitigations could damage our reputation with customers or users and reduce demand for our products and services.
▪Cybersecurity incidents, whether or not successful, can affect Intel's results by causing us to incur significant costs or disrupting our operations or those of our customers and suppliers, and can result in reputational harm.
▪Intel's results can be affected by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, commercial, disclosure, and other issues, as well as by the impact and timing of settlements and dispute resolutions. For example, in the first quarter of 2021, Intel accrued a $2.2 billion charge related to litigation involving VLSI Technology LLC (VLSI). An unfavorable ruling can include monetary damages or an injunction prohibiting us from manufacturing or selling one or more products, precluding particular business practices, impacting our ability to design products, or requiring other remedies such as compulsory licensing of intellectual property.

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▪Intel's results can be affected by the impact and timing of closing of acquisitions, divestitures, and other significant transactions. In addition, these transactions do not always achieve our financial or strategic objectives and can disrupt our ongoing business and adversely impact our results of operations. We may not realize the expected benefits of portfolio decisions due to numerous risks, including unfavorable prices and terms; changes in market conditions; limitations due to regulatory or governmental approvals, contractual terms, or other conditions; and potential continued financial obligations associated with such transactions. Risks and uncertainties relating to the pending sale of our NAND memory business to SK hynix are described in our Form 10-K filed with the SEC on January 22, 2021.
▪The amount, timing, and execution of Intel's stock repurchase program fluctuate based on Intel's priorities for the use of cash for other purposes—such as investing in our business, including operational and capital spending, acquisitions, and returning cash to our stockholders as dividend payments—and because of changes in cash flows, tax laws, and other laws, or the market price of our common stock.
Detailed information regarding these and other factors that could affect Intel's business and results is included in Intel's SEC filings, including the company's most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports. Copies of these filings may be obtained by visiting our Investor Relations website at www.intc.com or the SEC's website at www.sec.gov.
About Intel
Intel (Nasdaq: INTC) is an industry leader, creating world-changing technology that enables global progress and enriches lives. Inspired by Moore’s Law, we continuously work to advance the design and manufacturing of semiconductors to help address our customers’ greatest challenges. By embedding intelligence in the cloud, network, edge and every kind of computing device, we unleash the potential of data to transform business and society for the better. To learn more about Intel’s innovations, go to newsroom.intel.com and intel.com.
© Intel Corporation. Intel, the Intel logo, and other Intel marks are trademarks of Intel Corporation or its subsidiaries. Other names and brands may be claimed as the property of others.

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Intel Corporation
Consolidated Condensed Statements of Income and Other Information

	Three Months Ended		Nine Months Ended
(In Millions, Except Per Share Amounts; unaudited)	Sep 25, 2021	Sep 26, 2020	Sep 25, 2021	Sep 26, 2020
Net revenue	$19,192	$18,333	$58,496	$57,889
Cost of sales	8,446	8,592	25,690	25,625
Gross margin	10,746	9,741	32,806	32,264
Research and development	3,803	3,272	11,141	9,901
Marketing, general and administrative	1,674	1,435	4,601	4,423
Restructuring and other charges	42	(25)	2,597	146
Operating expenses	5,519	4,682	18,339	14,470
Operating income	5,227	5,059	14,467	17,794
Gains (losses) on equity investments, net	1,707	56	2,370	212
Interest and other, net	(76)	(74)	(328)	(416)
Income before taxes	6,858	5,041	16,509	17,590
Provision for taxes	35	765	1,264	2,548
Net income	$6,823	$4,276	$15,245	$15,042

Earnings per share—basic	$1.68	$1.02	$3.76	$3.55
Earnings per share—diluted	$1.67	$1.02	$3.73	$3.52

Weighted average shares of common stock outstanding:
Basic	4,061	4,188	4,055	4,233
Diluted	4,086	4,211	4,089	4,269

	Three Months Ended
(In Millions)	Sep 25, 2021	Sep 26, 2020
Earnings per share of common stock information:
Weighted average shares of common stock outstanding—basic	4,061	4,188
Dilutive effect of employee equity incentive plans	25	23
Weighted average shares of common stock outstanding—diluted	4,086	4,211

Stock buyback:
Shares repurchased	—	166
Cumulative shares repurchased (in billions)	5.8	5.7
Remaining dollars authorized for buyback (in billions)	$7.2	$9.7

Other information:
Employees (in thousands)	117.2	111.3

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Intel Corporation
Consolidated Condensed Balance Sheets

(In Millions)	Sep 25, 2021	Dec 26, 2020
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$7,870	$5,865
Short-term investments	4,004	2,292
Trading assets	22,761	15,738
Accounts receivable	8,400	6,782
Inventories
Raw materials	1,274	908
Work in process	6,304	5,693
Finished goods	2,220	1,826
	9,798	8,427
Assets held for sale	6,398	5,400
Other current assets	2,073	2,745
Total current assets	61,304	47,249

Property, plant and equipment, net	59,733	56,584
Equity investments	6,050	5,152
Other long-term investments	953	2,192
Goodwill	26,786	26,971
Identified intangible assets, net	7,684	9,026
Other long-term assets	5,452	5,917
Total assets	$167,962	$153,091

Liabilities
Current liabilities
Short-term debt	$4,694	$2,504
Accounts payable	6,792	5,581
Accrued compensation and benefits	4,026	3,999
Other accrued liabilities	14,060	12,670
Total current liabilities	29,572	24,754
Debt	35,610	33,897
Contract liabilities	62	1,367
Income taxes payable	4,223	4,578
Deferred income taxes	3,019	3,843
Other long-term liabilities	5,389	3,614
Stockholders' equity
Common stock and capital in excess of par value, 4,067 issued and outstanding (4,062 issued and outstanding as of December 26, 2020)	27,592	25,556
Accumulated other comprehensive income (loss)	(1,147)	(751)
Retained earnings	63,642	56,233
Total stockholders' equity	90,087	81,038
Total liabilities and stockholders' equity	$167,962	$153,091

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Intel Corporation
Consolidated Condensed Statements of Cash Flows

	Nine Months Ended
(In Millions; unaudited)	Sep 25, 2021	Sep 26, 2020

Cash and cash equivalents, beginning of period	$5,865	$4,194
Cash flows provided by (used for) operating activities:
Net income	15,245	15,042
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,357	7,925
Share-based compensation	1,587	1,393
Restructuring and other charges	2,597	146
Amortization of intangibles	1,361	1,311
(Gains) losses on equity investments, net	(1,113)	(105)
Changes in assets and liabilities:
Accounts receivable	(1,618)	525
Inventories	(1,212)	(570)
Accounts payable	1,095	355
Accrued compensation and benefits	(16)	(569)
Prepaid supply agreements	(1,577)	(91)
Income taxes	(570)	493
Other assets and liabilities	1,058	(361)
Total adjustments	8,949	10,452
Net cash provided by operating activities	24,194	25,494
Cash flows provided by (used for) investing activities:
Additions to property, plant and equipment	(11,579)	(10,392)
Additions to held for sale NAND property, plant and equipment	(1,118)	—
Purchases of available-for-sale debt investments	(3,983)	(6,323)
Maturities and sales of available-for-sale debt investments	3,457	5,037
Purchases of trading assets	(26,343)	(14,744)
Maturities and sales of trading assets	18,813	11,227
Other investing	620	83
Net cash used for investing activities	(20,133)	(15,112)
Cash flows provided by (used for) financing activities:
Issuance of long-term debt, net of issuance costs	4,974	10,247
Repayment of debt and debt conversion	(500)	(4,525)
Proceeds from sales of common stock through employee equity incentive plans	1,016	897
Repurchase of common stock	(2,415)	(12,229)
Accelerated share repurchase forward agreements	—	(2,000)
Payment of dividends to stockholders	(4,231)	(4,215)
Other financing	(900)	605
Net cash provided by (used for) financing activities	(2,056)	(11,220)
Net increase (decrease) in cash and cash equivalents	2,005	(838)
Cash and cash equivalents, end of period	$7,870	$3,356

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Intel Corporation
Supplemental Operating Segment Results

	Three Months Ended		Nine Months Ended
(In Millions)	Sep 25, 2021	Sep 26, 2020	Sep 25, 2021	Sep 26, 2020
Net revenue
Client Computing Group
Platform	$8,954	$8,762	$27,968	$25,703
Adjacent	710	1,085	2,410	3,415
	9,664	9,847	30,378	29,118
Data Center Group
Platform	5,747	5,151	$16,261	$17,759
Adjacent	749	754	2,254	2,256
	6,496	5,905	18,515	20,015
Internet of Things
IOTG	1,042	677	2,940	2,230
Mobileye	326	234	1,030	634
	1,368	911	3,970	2,864
Non-Volatile Memory Solutions Group	1,105	1,153	3,310	4,150
Programmable Solutions Group	478	411	1,450	1,431
All other	81	106	873	311
Total net revenue	$19,192	$18,333	$58,496	$57,889

Operating income (loss)
Client Computing Group	$3,317	$3,554	$11,197	$10,621
Data Center Group	2,057	1,903	$5,271	$8,494
Internet of Things
IOTG	276	61	775	374
Mobileye	105	47	361	131
	381	108	1,136	505
Non-Volatile Memory Solutions Group	442	29	1,015	285
Programmable Solutions Group	76	40	246	217
All other	(1,046)	(575)	(4,398)	(2,328)
Total operating income	$5,227	$5,059	$14,467	$17,794

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We derive a substantial majority of our revenue from platform products, which are our principal products and considered as one product class. We offer platform products that incorporate various components and technologies, including a microprocessor and chipset, a stand-alone SoC, or a multichip package based on Intel architecture. Platform products are used in various form factors across our CCG, DCG, and IOTG operating segments. Our non-platform, or adjacent products, can be combined with platform products to form comprehensive platform solutions to meet customer needs.
Revenue for our reportable and non-reportable operating segments is primarily related to the following product lines:
▪CCG includes platforms designed for end-user form factors, focusing on higher growth segments of 2-in-1, thin-and-light, commercial and gaming, and growing adjacencies such as connectivity and graphics.
▪DCG includes workload-optimized platforms and related products designed for cloud service providers, enterprise and government, and communications service providers market segments. In 2021, the DCG operating segment includes the results of our Intel® Optane™ memory business.
▪IOTG includes high-performance compute solutions for targeted verticals and embedded applications in market segments such as retail, industrial, healthcare, and vision.
▪Mobileye includes development of computer vision and machine learning-based sensing, data analysis, localization, mapping, and driving policy technology for advanced driver assistance systems (ADAS) and autonomous driving.
▪NSG includes development of storage solutions using our innovative Intel® 3D NAND technology, primarily used in SSDs. In 2021, the NSG operating segment no longer includes the results of our Intel Optane memory business.
▪PSG includes programmable semiconductors, primarily FPGAs and structured ASICs, and related products for communications, cloud and enterprise, and embedded market segments.
We have sales and marketing, manufacturing, engineering, finance, and administration groups. Expenses for these groups are generally allocated to the operating segments.
We have an "all other" category that includes revenue, expenses, and charges such as:
▪results of operations from non-reportable segments not otherwise presented;
▪historical results of operations from divested businesses;
▪results of operations of start-up businesses that support our initiatives, including our foundry business;
▪amounts included within restructuring and other charges;
▪a portion of employee benefits, compensation, and other expenses not allocated to the operating segments; and
▪acquisition-related costs, including amortization and any impairment of acquisition-related intangibles and goodwill.

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Intel Corporation
Supplemental Platform Revenue Information

	Q3 2021	Q3 2021	YTD 2021
	compared to Q2 2021	compared to Q3 2020	compared to YTD 2020
Client Computing Group
Desktop platform volumes	11%	16%	8%
Desktop platform average selling prices	2%	4%	(1)%
Notebook platform volumes	(26)%	(14)%	24%
Notebook platform average selling prices	20%	10%	(12)%
Adjacent revenue	—%	(35)%	(29)%

Data Center Group
Platform volumes	6%	8%	(2)%
Platform average selling prices	(5)%	3%	(6)%
Adjacent revenue	—%	(1)%	—%

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Intel Corporation
Explanation of Non-GAAP Measures
In addition to disclosing financial results in accordance with U.S. GAAP, this document contains references to the non-GAAP financial measures below. We believe these non-GAAP financial measures provide investors with useful supplemental information about our operating performance, enable comparison of financial trends and results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management in operating our business and measuring our performance. Certain of these non-GAAP financial measures are used in our performance-based RSUs and our annual cash bonus plan.
Our non-GAAP financial measures reflect adjustments based on one or more of the following items, as well as the related income tax effects where applicable. Income tax effects have been calculated using an appropriate tax rate for each adjustment. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP, and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

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Non-GAAP adjustment or measure	Definition	Usefulness to management and investors
NAND memory business	Our NAND memory business is subject to a pending sale to SK hynix, as announced in October 2020.
We exclude the impact of our NAND memory business in certain non-GAAP measures because these adjustments reflect how management currently views the core operations of the company. While the sale of the NAND memory business is still pending and subject to closing conditions, management does not currently view the business as part of the company’s core operations or its long-term strategic direction. We believe these adjustments provide investors with a useful view, through the eyes of management, of the company’s core business model and how management currently evaluates core operational performance. We believe they also provide investors with an additional means to understand the potential impact of the divestiture over time. In making these adjustments, we have not made any changes to our methods for measuring and calculating revenue or other financial statement amounts.

Acquisition-related adjustments	Amortization of acquisition-related intangible assets consists of amortization of intangible assets such as developed technology, brands, and customer relationships acquired in connection with business combinations. Charges related to the amortization of these intangibles are recorded within both cost of sales and MG&A in our U.S. GAAP financial statements. Amortization charges are recorded over the estimated useful life of the related acquired intangible asset, and thus are generally recorded over multiple years.	We exclude amortization charges for our acquisition-related intangible assets for purposes of calculating certain non-GAAP measures because these charges are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. These adjustments facilitate a useful evaluation of our current operating performance and comparison to our past operating performance and provide investors with additional means to evaluate cost and expense trends.
Restructuring and other charges	Restructuring charges are costs associated with a formal restructuring plan and are primarily related to employee severance and benefit arrangements. Other charges include a charge related to the VLSI litigation, goodwill and asset impairments, pension charges, and costs associated with restructuring activity.	We exclude restructuring and other charges, including any adjustments to charges recorded in prior periods, for purposes of calculating certain non-GAAP measures because these costs do not reflect our core operating performance. These adjustments facilitate a useful evaluation of our core operating performance and comparisons to past operating results and provide investors with additional means to evaluate expense trends.
Gains (losses) from divestiture	Gains or losses are recognized at the close of a divestiture.	We exclude gains or losses resulting from divestitures for purposes of calculating certain non-GAAP measures because they do not reflect our current operating performance. These adjustments facilitate a useful evaluation of our current operating performance and comparisons to past operating results.
Ongoing mark-to-market on marketable equity securities	After the initial mark-to-market adjustment is recorded upon a security becoming marketable, gains and losses are recognized from ongoing mark-to-market adjustments of our marketable equity securities.	We exclude these ongoing gains and losses for purposes of calculating certain non-GAAP measures because we do not believe this volatility correlates to our core operational performance. These adjustments facilitate a useful evaluation of our current operating performance and comparisons to past operating results.
Free cash flow	We reference a non-GAAP financial measure of free cash flow, which is used by management when assessing our sources of liquidity, capital resources, and quality of earnings. Free cash flow is operating cash flow adjusted to exclude additions to property, plant and equipment.
This non-GAAP financial measure is helpful in understanding our capital requirements and provides an additional means to evaluate the cash flow trends of our business. In calculating free cash flow, we do not subtract additions to held for sale NAND property, plant and equipment because the additions are not representative of our long-term capital requirements and we expect these assets to be sold.

Intel/Page 15
Intel Corporation
Supplemental Reconciliations of GAAP Actuals to Non-GAAP Actuals
Set forth below are reconciliations of the non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP, and the reconciliations from U.S. GAAP to Non-GAAP actuals should be carefully evaluated. Please refer to "Explanation of Non-GAAP Measures" in this document for a detailed explanation of the adjustments made to the comparable U.S. GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors.

	Three Months Ended
(In Millions, Except Per Share Amounts)	Sep 25, 2021	Sep 26, 2020
GAAP net revenue	$19,192	$18,333
NAND memory business	(1,105)	(1,067)
Non-GAAP net revenue	$18,087	$17,266

GAAP gross margin	$10,746	$9,741
Acquisition-related adjustments	322	310
NAND memory business	(616)	(303)
Non-GAAP gross margin	$10,452	$9,748

GAAP gross margin percentage	56.0%	53.1%
Acquisition-related adjustments	1.7%	1.7%
NAND memory business	0.1%	1.6%
Non-GAAP gross margin percentage[1]	57.8%	56.5%

GAAP R&D and MG&A	$5,477	$4,707
Acquisition-related adjustments	(53)	(52)
NAND memory business	(174)	(158)
Non-GAAP R&D and MG&A	$5,250	$4,497

GAAP operating income	$5,227	$5,059
Acquisition-related adjustments	375	362
Restructuring and other charges	42	(25)
NAND memory business	(442)	(145)
Non-GAAP operating income	$5,202	$5,251

GAAP operating margin	27.2%	27.6%
Acquisition-related adjustments	2.0%	2.0%
Restructuring and other charges	0.2%	(0.1)%
NAND memory business	(0.6)%	0.9%
Non-GAAP operating margin[1]	28.8%	30.4%

GAAP tax rate	0.5%	15.2%
Income tax effects	(0.1)%	0.2%
Non-GAAP tax rate	0.4%	15.4%

GAAP net income	$6,823	$4,276
Acquisition-related adjustments	375	362
Restructuring and other charges	42	(25)
(Gains) losses from divestiture	—	(6)
Ongoing mark-to-market on marketable equity securities	192	146
NAND memory business	(442)	(145)
Income tax effects	7	(62)
Non-GAAP net income	$6,997	$4,546
[1] Our reconciliations of GAAP to non-GAAP gross margin and operating margin percentage reflect the exclusion of our NAND memory business from net revenue.

Intel/Page 16

	Three Months Ended
(In Millions, Except Per Share Amounts)	Sep 25, 2021	Sep 26, 2020
GAAP earnings per share—diluted	$1.67	$1.02
Acquisition-related adjustments	0.09	0.09
Restructuring and other charges	0.01	(0.01)
(Gains) losses from divestiture	—	—
Ongoing mark-to-market on marketable equity securities	0.04	0.03
NAND memory business	(0.10)	(0.04)
Income tax effects	—	(0.01)
Non-GAAP earnings per share—diluted	$1.71	$1.08

Three Months Ended
(In Millions)	Sep 25, 2021
GAAP cash from operations	$9,900
Additions to property, plant and equipment	(4,006)
Free cash flow	$5,894
GAAP cash used for investing activities	$(10,682)
GAAP cash provided by (used for) financing activities	$3,906

Intel/Page 17
Intel Corporation
Supplemental Reconciliations of GAAP Outlook to Non-GAAP Outlook
Set forth below are reconciliations of the non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP, and the financial outlook prepared in accordance with U.S. GAAP and the reconciliations from this Business Outlook should be carefully evaluated.
Please refer to "Explanation of Non-GAAP Measures" in this document for a detailed explanation of the adjustments made to the comparable U.S. GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors.

(In Billions, Except Per Share Amounts)	Q4 2021 Outlook	Full-Year 2021
	Approximately	Approximately
GAAP net revenue	$19.2	$77.7
NAND memory business	(0.9)	(4.2)
Non-GAAP net revenue	$18.3	$73.5

GAAP gross margin	51.4%	54.9%
Amortization of acquisition-related intangible assets	1.7%	1.6%
NAND memory business	0.3%	0.7%
Non-GAAP gross margin[1]	53.5%	57.2%

GAAP tax rate	37%	15%
Income tax effects	(24)%	(6)%
Non-GAAP tax rate	13%	9%

GAAP earnings per share—diluted	$0.78	$4.50
Acquisition-related adjustments	0.09	0.36
Restructuring and other charges	—	0.64
(Gains) losses from divestiture	(0.24)	(0.24)
Ongoing mark-to-market on marketable equity securities	—	0.08
NAND memory business	(0.06)	(0.32)
Income tax effects	0.33	0.26
Non-GAAP earnings per share—diluted	$0.90	$5.28
1 Our reconciliation of GAAP Outlook to non-GAAP Outlook gross margin percentage reflects the exclusion of our NAND memory business from net revenue.

(In Billions)	Full-Year 2021
GAAP cash from operations	$31.0
Additions to property, plant and equipment	$18.5
Free cash flow	$12.5